Dated April 25, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	April 25, 2006
Settlement Date (Original Issue Date):	April 28, 2006
Maturity Date:	April 28, 2011
Principal Amount:	US$1,000,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.250%
All-in Price:	99.750%
Net Proceeds to Issuer:	US$997,500,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 9 basis points
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each July 28, October 28, January 28, April 28 of each year, and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 9 basis points
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

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Dated April 25, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates:	None
Put Notice Period:	None
CUSIP:	36962GW42
Common Code:	TBD
ISIN:	36962GW422

Plan of Distribution:

The Notes are being purchased by the following institutions (collectively, "the Underwriters"), as principal, at the Issue Price of 100.000% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes.

Institution Commitment

Lead Managers:

Banc of America Securities LLC $225,000,000

Lehman Brothers Inc. $225,000,000

J.P. Morgan Securities Inc. $225,000,000

Morgan Stanley & Co. Incorporated $225,000,000

Co-Managers:

Blaylock & Partners, L.P. $25,000,000

Samuel A. Ramirez & Company, Inc. $30,000,000

Utendahl Capital Partners, L.P. $25,000,000

Williams Capital Group L.P. $20,000,000

____________

Total $1,000,000,000

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Dated April 25, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General
At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC collect at 1-800-294-1322;(or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com), J.P. Morgan Securities Inc. collect at 1-212-834-4533, Lehman Brothers Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. Incorporated collect at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.